EXHIBIT 99.1

For Immediate Release

STATE INVESTORS BANCORP, INC. REPORTS SECOND QUARTER RESULTS

Metairie, Louisiana – August 5, 2014 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended June 30, 2014, of $263,000 an increase of $188,000 as compared to net income of $75,000 reported for the quarter ended June 30, 2013. Earnings per share, basic and diluted, were $0.11 for the quarter ended June 30, 2014, compared to $0.03 for the quarter ended June 30, 2013. Net income for the six months ended June 30, 2014 amounted to $492,000 an increase of $290,000 from $202,000 in net income reported for the six months ended June 30, 2013. Earnings per share, basic and diluted, were $0.21 and $0.20, respectively, for the six months ended June 30, 2014, compared to basic and diluted earnings per share of $0.08 for the six months ended June 30, 2013.

The increase in net income for the quarter ended June 30, 2014 resulted primarily from a $389,000, or 15.8%, increase in total interest income, $35,000, or 205.9%, increase in total non-interest income and a decrease of  $6,000, or 10.7%, in provision for loan losses.  This was partially offset by an increase of $169,000, or 268.3%, in the provision for income taxes, an increase of $62,000, or 3.8%, in total non-interest expense, and an increase of $11,000, or 1.7%, in total interest expense.  Net interest income increased $378,000 or 20.6%, due to the $389,000 increase in total interest income as a result of an overall increase in interest earning assets.  The increase in non-interest income was due to a $36,000 loss on other real estate in the quarter ended June 30, 2013, compared to a $2,000 loss in the quarter ended June 30, 2014.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $55,000, or 6.7%, as well as an increase of $37,000 in deposit insurance premiums, an increase of $33,000, or 14.4%, in other non-interest expense, and an increase of $13,000, or 10.5%, in professional fees, partially offset by decreases of $35,000, or 21.6% in data processing expense, $23,000 or 10.9%, in occupancy expense, $11,000, or 55.0% in advertising expense, and $7,000, or 11.5%, in security expense.  The increase in deposit insurance premiums was due to refunds received in 2013 from the Bank’s prepaid assessment.

The increase in net income for the six months ended June 30, 2014, compared to the same period in 2013, was primarily due to an increase of $564,000, or 11.2%, in interest income, an increase of $30,000, or 44.8%, in non-interest income, and a decrease of $6,000, or 5.7%, in the provision for loan losses.  This was partially offset by an increase of $82,000, or 2.4%, in non-interest expense and a increase in the provision for income taxes of $220,000, or 142.9%.  Net interest income increased $556,000 or 14.8%, due to the $564,000 increase in total interest income as a result of an overall increase in interest earning assets.  Similar to the quarterly period, the increase in non-interest income is due to a $36,000 loss realized on other real estate for the six months ended June 30, 2013 compared to a $2,000 loss in the six months ended June 30, 2014.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $74,000, or 4.2%, as well as increases of $37,000, or 88.1%, in deposit insurance premiums, $32,000, or 7.3%, in other non-interest expense and $10,000, or 4.8%, in professional fees, partially offset by decreases of $26,000, or 6.3%, in occupancy expense, $19,000 or 50.0% in advertising expense, $16,000 or 5.7% in data processing expense, and $10,000, or 8.4%, in security expense.

At June 30, 2014, the Company reported total assets of $269.7 million, an increase of $11.0 million, or 4.3%, compared to total assets of $258.7 million at December 31, 2013.  The increase primarily reflects increases in net loans receivable of $13.9 million, or 7.0%, and $380,000 or 15.3%, in Federal Home Loan Bank Stock, partially offset by decreases in cash and cash equivalents of $1.8 million, or 20.2%, and in investment securities of $1.4 million, or 3.8%.  The increase in net loans receivable was partially funded by advances from the Federal Home Loan Bank of Dallas which amounted to $65.3 million at June 30, 2014, compared to $56.0 million at December 31, 2013, an increase of $9.3 million, or 16.7%. Deposits increased $1.4 million, or 0.9%, at June 30, 2014 compared to December 31, 2013.  At June 30, 2014, the Company reported $710,000 of non-performing assets, or 0.26%, of total assets at such date, compared to $2.7 million of non-performing assets, or 1.03%, of total assets at December 31, 2013.

Total shareholders’ equity decreased $263,000, or 0.6%, to $41.3 million at June 30, 2014, from $41.6 million at December 31, 2013, primarily due to the purchase of 69,715 shares under the Company’s stock repurchase program, partially offset by net income of $492,000, and an increase in unrealized gain on securities available for sale of $95,000, net of the deferred tax effect, for the six months ended June 30, 2014.

The Company repurchased 69,715 shares of its common stock during the six months ended June 30, 2014, at an average price per share of $15.73, under the share repurchase program announced in December 2013, which covered up to 118,100 shares.  As of June 30, 2014, there were a total of 76,694 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2014	December 31, 2013
ASSETS	(Unaudited)	(Audited)

Cash and cash equivalents	$6,966	$8,734
Investment securities	36,827	38,267
Loans receivable, net	213,124	199,265
Other assets	12,777	12,419

Total assets	$269,694	$258,685

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$160,571	$159,147
FHLB advances	65,316	55,992
Other liabilities	2,504	1,980

Total liabilities	228,391	217,119

Total shareholders’ equity	41,303	41,566

Total liabilities and shareholders’ equity	$269,694	$258,685

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Total interest income	$2,858	$2,469	$5,593	$5,029
Total interest expense	648	637	1,285	1,277
Net interest income	2,210	1,832	4,308	3,752
Provision for loan losses	50	56	100	106
Net interest income after provision for loan losses	2,160	1,776	4,208	3,646

Non-interest income	52	17	97	67
Non-interest expense	1,717	1,655	3,439	3,357
Income before income taxes	495	138	866	356
Income taxes	232	63	374	154

NET INCOME	$263	$75	$492	$202

Earnings Per Share
Basic	$0.11	$0.03	$0.21	$0.08
Diluted	$0.11	$0.03	$0.20	$0.08

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	3.34%	2.88%	3.29%	3.00%
Net interest margin	3.54%	3.14%	3.48%	3.26%
Average interest-earning assets to
average interest-bearing liabilities	119.24%	123.50%	119.03%	123.17%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.26%	1.15%	0.26%	1.15%
Allowance for loan losses as a percent of non-performing loans	184.88%	47.98%	184.88%	47.98%
Allowance for loan losses as a percent of total loans receivable	0.61%	0.70%	0.61%	0.70%

Per Share Data:
Shares outstanding at period end	2,320,619	2,496,501	2,320,619	2,496,501
Weighted average shares outstanding:
Basic	2,326,203	2,514,171	2,342,649	2,534,685
Diluted	2,403,078	2,572,146	2,421,070	2,590,477

Tangible book value at period end	$17.80	$17.14	$17.80	$17.14
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(1)           Ratios for the three and six month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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